As filed with the Securities and Exchange Commission on April 24, 2015

Registration No. 333-203312

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	Not Required
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Amarin Corporation plc

2 Pembroke House

Upper Pembroke Street 28-32

Dublin 2, Ireland

+353 1 6699 020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John F. Thero

President and Chief Executive Officer

Amarin Corporation plc

c/o Amarin Pharma, Inc.

1430 Route 206

Bedminster, New Jersey 07921, USA

Telephone: (908) 719-1315

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael H. Bison, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Telephone: (617) 570-1000

Facsimile: (617) 523-1231

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as the registrant shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Series A Convertible Preference Shares, par value £0.05 per share (2)	352,150,790 (3)	$0.15	$52,822,618.50	$6,137.99
Ordinary Shares, par value £0.50 per share (4)	35,215,079 (5)	—	—	(6)
Total	387,365,869	$0.15	$52,822,618.50	$6,137.99 (7)

(1)	Calculated pursuant to Rule 457(o) under the Securities Act.

(2)	The Series A Convertible Preference Shares, par value £0.05 per share, (the “Series A Preference Shares”) are represented by American Depositary Shares (“Preference ADSs”), each of which represents one Series A Preference Share. A separate Registration Statement on Form F-6 will be filed for the registration of Preference ADSs.

(3)	Represents the number of Series A Preference Shares represented by the Preference ADSs issued to certain investors in a private placement on March 30, 2015.

(4)	The ordinary shares, par value par value £0.50 per share, may be represented by American Depositary Shares (“Ordinary ADSs”), each of which currently represents one ordinary share. A separate Registration Statement on Form F-6 has been filed for the registration of Ordinary ADSs and was declared effective on November 4, 2011 (Reg. File No. 333-176898).

(5)	Consists of (a) 35,215,079 ordinary shares to be created by the consolidation and redesignation of the Series A Preference Shares at a rate of one ordinary share for ten Series A Preference Shares and (b) an indeterminate number of additional ordinary shares as may from time to time be issued with respect to the foregoing securities as a result of equity splits, dividends, reclassifications, recapitalizations, combinations or similar events, which shares shall be deemed registered hereunder pursuant to Rule 416 under the Securities Act.

(6)	No separate consideration will be received for the ordinary shares created by the consolidation and redesignation of the Series A Preference Shares, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

(7)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Amarin Corporation plc has prepared this Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-203312) for the sole purpose of filing an amended Exhibit 5.1 to the Registration Statement with the Securities and Exchange Commission. This Amendment No. 1 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses payable by us in connection with this offering are as follows:

Amount
Securities and Exchange Commission Registration Fee	$6,137.99
Accountants’ Fees and Expenses	$100,000.00
Legal Fees and Expenses	$360,000.00
Miscellaneous	$103,862.01

Total Expenses	$570,000.00

Item 15. Indemnification of Officers and Directors.

Except as set forth below, there is no provision of the Company’s Articles of Association or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Article 192 of the Company’s Articles of Association provides:

192	Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes but without prejudice to any indemnity to which he may otherwise be entitled, every Director, Secretary and officer of the Company and every director, secretary and officer of each Associated Company shall be indemnified out of the assets of the Company against:

(a)	any liability incurred by or attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company other than:

(i)	any liability to the Company or any Associated Company; and

(ii)	any liability incurred by him to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); and

(iii)	any liability incurred by him:

(A)	in defending criminal proceedings in which he is convicted;

(B)	in defending any civil proceedings brought by the Company, or an Associated Company in which judgment is given against him;

(C)	in connection with the application made under sections 661(3) or (4) or section 1157 of the 2006 Act in which the court refuses to grant him relief;

where, in any case, the conviction, judgment or refusal of relief (as the case may be) has become final, and

(b)	any other liability incurred by or attaching to him in the actual or purported performance and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

192.1 Subject	to the provisions of, and so far as may be permitted by and consistent with, the Statutes, the Company may:

(a)	provide a Director of the Company or a director of an Associated Company with funds to meet expenditure incurred or to be incurred by him:

(i)	in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or an Associated Company; or

(ii)	in connection with an application for relief under the provisions referred to in sections 661(3) or (4) or section 1157 of the 2006 Act (or until such time as such provisions come into effect sections 144(3) or (4) or section 727 of the 1985 Act); and

(b)	do anything to enable him to avoid incurring such expenditure:

(i)	when the conviction becomes final; or

(ii)	the date when the judgment becomes final; or

(iii)	the date when the refusal of relief becomes final,

provided always that any loan made or liability incurred under any transaction connected with anything done pursuant to this Article 192.1 shall be repaid or (as the case may be) discharged in the event of such director being convicted or judgment being given against him in the proceedings or the court refusing to grant him relief on the application and by not later than the date.

192.2 Subject	to the provisions of, and far as may be permitted by and consistent with, the Statutes, the Company may:

(a)	provide a Director of the Company or a director of an Associated Company with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company; and

(b)	do anything to enable him to avoid incurring such expenditure.

192.3	Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes but without prejudice to any indemnity to which he may otherwise be entitled, every director of any Trustee Company shall be indemnified out of the assets of the Company against any liability incurred in connection with the activities of the Trustee Company as a trustee of any occupational pension scheme of which it is a trustee other than any liability of the kind referred to in section 235(3) of the 2006 Act. For the purposes of this Article 192.3:

(a)	“Trustee Company” means a company (being the Company or an Associated Company) that is a trustee of an occupational pension scheme; and

(b)	“occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 that is established under a trust.

192.4 For	the purposes of Article 192:

(a)	“Associated Company” means a company which is associated with the Company within the meaning of section 256 of the 2006 Act;

(b)	where a director is indemnified against any liability, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto;

(c)	a conviction, judgment, or refusal of relief becomes final if:

(i)	not appealed against, at the end of the period for bringing an appeal; or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(d)	an appeal is disposed of if:

(i)	it is determined and the period for brining any further appeal has ended; or

(ii)	if it is abandoned or otherwise ceases to have effect.

In addition, U.K. companies can obtain liability insurance for directors and can also pay directors’ legal costs if they are successful in defending legal proceedings.

The Company has entered into deeds of indemnification with directors or formers directors including William Hall, Srinivas Akkaraju, Dr. John Climax, James Healy, Dr. Bill Mason, Dr. Simon Kukes, Dr. Michael Walsh, Manus Rogan, Rick Stewart, Eric Aguiar, Carl Gordon, Lars Ekman, Thomas Lynch, Anthony Russell-Roberts, Dr. Joseph Anderson, Joseph Zakrzewski, Kristine Peterson, David Feigel, Jan van Heek, Patrick O’Sullivan, David Stack and John Thero. The Company has entered into deeds of indemnification with officers, former officers or members of senior management including Conor Dalton, Dr. Declan Doogan, Paul Duffy, John Thero, Alan Cooke, Tom Maher, Paresh Soni, Frederick W. Ahlholm, Paul Huff, Stuart Sedlack, Joseph Kennedy, Steven Ketchum, Michael Farrell, Aaron Berg and Rami Daoud.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, the Company acknowledges that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits.

See the Exhibit Index set forth on page II-8 of this registration statement.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; or

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, paragraphs (1)(i) and (ii) shall not apply.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling Person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Bedminster, New Jersey, on April 24, 2015.

Amarin Corporation plc

By:	/s/ John F. Thero
John F. Thero President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ John F. Thero John F. Thero	Director, President and Chief Executive Officer (Principal Executive Officer)	April 24, 2015

* Michael J. Farrell	Vice President, Finance (Principal Financial and Accounting Officer)	April 24, 2015

* David Stack	Director	April 24, 2015

* James I. Healy, M.D., Ph.D.	Director	April 24, 2015

* Joseph S. Zakrzewski	Director	April 24, 2015

* Patrick O’Sullivan	Director	April 24, 2015

* Lars G. Ekman, M.D., Ph.D.	Director	April 24, 2015

* Jan van Heek	Director	April 24, 2015

* Kristine Peterson	Director	April 24, 2015

/s/ John F. Thero John F. Thero	Authorized Representative in the U.S.	April 24, 2015

The undersigned by signing his name hereto, signs and executes this Amendment No. 1 to the Registration Statement pursuant to the Powers of Attorney executed by the above named signatories and filed previously with the Securities and Exchange Commission on April 9, 2015.

By:	/s/ John F. Thero
Name: John F. Thero

AMARIN CORPORATION PLC

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1	Articles of Association of Amarin Corporation plc (1)
4.1	Form of Ordinary Share Certificate (2)
4.2	Form of American Depositary Receipt evidencing ADSs (3)
4.3	Form of Amended and Restated Deposit Agreement, dated as of November 4, 2011, among the Company, Citibank, N.A., as Depositary, and all holders and beneficial owners of American Depositary Receipts issued thereunder (4)
4.4	Preference Share Deposit Agreement, dated as of March 30, 2015, among the Company, Citibank, N.A., as Depositary, and all holders and beneficial owners of American Depositary Receipts issued thereunder (5)
4.5	Form of Series A Preference Share Certificate*
4.6	Form of Series A Preference Share Terms (6)
5.1	Opinion of K&L Gates LLP
10.1	Securities Subscription Agreement dated March 5, 2015 (7)
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges †
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm †
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm †
23.3	Consent of K&L Gates LLP (filed as part of Exhibit 5.1)
24.1	Power of Attorney †

*	To be filed, if necessary, by amendment or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

†	Previously filed; incorporated by reference to the registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission on April 9, 2015.

(1)	Incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, File No. 0-21392, filed with the Securities and Exchange Commission on August 8, 2013.
(2)	Incorporated herein by reference to Exhibit 2.4 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2002, filed with the Securities and Exchange Commission on April 24, 2003.
(3)	Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, File No. 0-21392, filed with the Securities and Exchange Commission on March 30, 2015.
(4)	Incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, File No. 0-21392, filed with the Securities and Exchange Commission on February 29, 2012.
(5)	Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, File No. 0-21392, filed with the Securities and Exchange Commission on March 30, 2015.
(6)	Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, File No. 0-21392, filed with the Securities and Exchange Commission on March 11, 2015.
(7)	Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, File No. 0-21392, filed with the Securities and Exchange Commission on March 11, 2015.